EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Nuvectra Corporation and subsidiaries dated March 9, 2017, appearing in the Annual Report on Form 10-K of Nuvectra Corporation for the year ended December 30, 2016.

/s/ Deloitte & Touche LLP

Dallas, Texas

May 9, 2017